Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Ostin Technology Group Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares, par value $0.0001(2)	457(c)	2,800,000	$0.4127	(3)	$1,155,560	$0.0001476	$170.56
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$1,155,560
	Total Fees Previously Paid						$0
	Total Fee Offsets						$0
	Net Fee Due						$170.56

(1)	The registration fee for securities is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Include 2,800,000 Class A Ordinary Shares to be offered by the selling shareholder.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, on the basis of the average of the high and low trading prices ($0.4399 and $0.3854, respectively) of the Common Shares on June 26, 2024, as reported on the Nasdaq Stock Market.